UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2020

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard, San Diego, California 92121
(Address of principal executive offices) (Zip Code)

(858) 909-1800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NUVA	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 26, 2020, NuVasive, Inc. (the “Company”) and certain of its material subsidiaries, as guarantors (the “Guarantors”), entered into an Amendment No. 1 to Credit Agreement (“Amendment No. 1”) with Bank of America, N.A., as administrative agent (the“Agent”), and the other lenders party thereto, which amendment modifies certain provisions of the Second Amended and Restated Credit Agreement (the “Existing Credit Agreement”), dated as of February 24, 2020, among the Company, the Guarantors, the Agent and the lenders party thereto, evidencing a revolving senior credit facility (the “Facility”). The Facility provides for secured revolving loans, multicurrency loan options and letters of credit in an aggregate amount of up to $550.0 million.

The modifications to the Existing Credit Agreement pursuant to Amendment No. 1 include a refresh of the unsecured debt basket of $650 million to exclude the 2025 Convertible Notes (as defined in the Existing Credit Agreement). In addition, Amendment No. 1 provides additional flexibility regarding the calculation of consolidated EBITDA in determining the Company’s financial covenant leverage ratios. The Company has the ability to use ninety percent (90%) of the Company’s second and third fiscal quarter 2019 consolidated EBITDA in determining the Company’s financial covenant leverage ratios for the second and third fiscal quarters of 2020 if actual consolidated EBITDA for such 2020 fiscal quarters is less than such 2019 amounts. Similarly, the cap on cash amounts that can be netted against debt in determining the consolidated total leverage ratio was increased for the period ending on the maturity date of the 2021 Convertible Notes (as defined in the Existing Credit Agreement) to include proceeds from any new issuance of convertible notes or other unsecured indebtedness. Other modifications include a 50 basis point (0.50%) increase in the applicable margin used in determining interest under the Existing Credit Agreement, a 100 basis point (1.00%) floor to the interest rate benchmarks and a 15 basis point (0.15%) increase in the unused line fee on the revolving commitment. Additionally, certain flexibility to make intercompany loans, third party investments and restricted payments and to incur indebtedness under the expansion feature in an amount exceeding $275 million was limited until September 30, 2021. The Company has agreed to pay an amendment fee in an amount equal to 10 basis points (0.10%) of the outstanding principal amount of any revolving commitments as of the Amendment No. 1 effective date.

As of May 26, 2020, the Company had no outstanding borrowings under the Facility.

The foregoing is a summary description of certain terms of the modifications to the Existing Credit Agreement pursuant to Amendment No. 1 and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Amendment No. 1, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 26, 2020, the Company and certain of its material subsidiaries, as guarantors, entered into Amendment No. 1.

The information set forth in Item 1.01 of this Current Report on Form 8-K related to the Amendment No. 1 is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On May 26, 2020, the Company announced a proposed offering of $400 million aggregate principal amount of Convertible Senior Notes due 2023 (the “Notes”) in a private offering to qualified institutional buyers that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon Rule 144A under the Securities Act. In addition, the Company announced its intention to enter into privately negotiated convertible note hedge transactions and warrant transactions in connection with the offering of the Notes with one or more dealers, which may include the initial purchasers of the Notes and/or their respective affiliates (together, the “Convertible Note Hedge and Warrant Transactions”). The Company’s press release announcing the launch of the offering of the Notes and potential Convertible Note Hedge and Warrant Transactions, as well as the expected use of proceeds thereof, is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Credit Agreement, dated as of May 26, 2020, by and among NuVasive, Inc., Bank of America, N.A. and each of those additional Lenders that are a party to such agreement.

99.1	Press Release of NuVasive, Inc., dated May 26, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuVasive, Inc.

Date: May 26, 2020	/s/ Matthew K. Harbaugh
Matthew K. Harbaugh
Executive Vice President and Chief Financial Officer